                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 MYR GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 MYR GROUP INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                 MYR GROUP INC.
                            THREE CONTINENTAL TOWERS
                              1701 WEST GOLF ROAD,
                                   SUITE 1012
                        ROLLING MEADOWS, ILLINOIS 60008

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD MONDAY, MAY 12, 1997

     The 1997 annual meeting of the stockholders of MYR Group Inc., a Delaware corporation (the "Company"), will be held at the Meadows Corporate Center, English Room, 2850 West Golf Road, Rolling Meadows, Illinois on Monday, May 12, 1997 commencing at 10:00 a.m., Chicago time, for the following purposes:

     1. To elect two Class II directors.

     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on March 25, 1997 has been fixed as the record date for the meeting. Only stockholders of record at that date are entitled to notice of and to vote at the meeting. A list of such stockholders will, for ten days prior to the meeting, be open for examination by any stockholder, for any purpose germane to the meeting, at the office of the Secretary of the Company, Three Continental Towers, 1701 West Golf Road, Suite 1012, Rolling Meadows, Illinois during regular business hours. You are cordially invited to attend the meeting.
                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Byron D. Nelson
                                          Secretary

Rolling Meadows, Illinois
April 9, 1997

THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                 MYR GROUP INC.
                            THREE CONTINENTAL TOWERS
                              1701 WEST GOLF ROAD,
                                   SUITE 1012
                        ROLLING MEADOWS, ILLINOIS 60008

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1997

     This proxy statement is furnished to the stockholders of MYR Group Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the annual meeting of stockholders (the "Annual Meeting") to be held at the Meadows Corporate Center, English Room, 2850 West Golf Road, Rolling Meadows, Illinois on Monday, May 12, 1997 commencing at 10:00 a.m., Chicago time, and at any adjournment or adjournments thereof.

     This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 9, 1997. Proxies will be solicited principally by mail. Arrangements have been made with brokerage houses, custodians, nominees and fiduciaries to forward the proxy materials to the beneficial owners of common stock of the Company held of record by those firms. The Company will reimburse banks, brokers or other nominees for the expenses incurred in forwarding proxy material to beneficial owners. In addition, certain directors and officers and other employees may solicit proxies, without additional remuneration therefore, by personal contact, mail, telephone, telegraph, or electronic communication. The Company will bear the cost of this solicitation.

               RECORD DATE, SHARES OUTSTANDING AND VOTING RIGHTS

     The voting securities of the Company consist solely of its shares of common stock, $1.00 par value ("Common Stock"), 3,247,378 of which were issued and outstanding and entitled to vote at the close of business on March 25, 1997, the record date for the Annual Meeting. Each holder of record of shares of Common Stock at the record date is entitled to one vote for each share held on every matter submitted to the Annual Meeting. The election of two Class II directors will be determined by a plurality of the shares represented and entitled to vote at the Annual Meeting. Broker votes, absent directions to the contrary from beneficial holders, will be voted for the election of the nominees of the Board of Directors. Any other business properly brought before the Annual Meeting will be determined by a majority of the shares represented and entitled to vote at the Annual Meeting. An automated system administered by the Company's transfer agent will be used to tabulate the votes. Broker non-votes will be counted for purposes of determining whether a quorum is present for the meeting. Broker votes, absent directions to the contrary from beneficial holders, will be voted for the election of the nominees of the Board of Directors.

     Shares of Common Stock cannot be voted at the Annual Meeting unless the holder of record is represented by proxy or present at the meeting in person. The enclosed proxy is a means by which a stockholder may authorize the voting of his shares at the Annual Meeting. When the stockholder has properly executed and delivered the proxy, the shares represented thereby will be voted in accordance with the instructions thereon. The enclosed proxy may be revoked by the stockholder giving it at any time before it is exercised, either in person at the meeting, by written notice to the secretary of the Company or by delivery of any later-dated proxy.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, such classes to be as nearly equal in number as possible. On January 3, 1995, in accordance with provisions of the Agreement and Plan of Merger dated October 5, 1994 (as amended) (the "Merger Agreement") by and among the Company, HMM Corporation (a wholly owned subsidiary of the Company) and Harlan Electric Company ("Harlan"), the Board of Directors amended the bylaws of the Company to provide that the number of directors which shall constitute the whole Board of Directors be increased from four to five and elected Mr. John M. Harlan as a Class I director to become the fifth director of the Company. Mr. Harlan was re-elected by stockholders at the 1996 annual meeting of stockholders. The Board of Directors, currently consists of two Class I directors (whose terms expire at the 1999 annual meeting of stockholders), two Class II directors (whose terms shall expire at the Annual Meeting) and one Class III director (whose term shall expire at the 1998 annual meeting of stockholders).

     The Board of Directors has nominated Mr. Allan E. Bulley, Jr. and Mr. Bide
L. Thomas for election as Class II directors at the Annual Meeting. Mr. Bulley and Mr. Thomas are the incumbent Class II directors. It is intended that shares represented by properly executed proxies will be voted at the Annual Meeting, in the absence of contrary instructions, for the election of Mr. Bulley and Mr. Thomas as Class II directors. Should either or both Mr. Bulley or Mr. Thomas be unavailable for election for any reason, such proxies will be voted for a substitute or substitutes nominated by the Board of Directors.

     The following information is set forth below with respect to each nominee and the incumbent directors: (i) his name, (ii) his age, (iii) all of his positions and offices with the Company, (iv) his business experience during the past five years, (v) his directorships in other publicly held companies, and
(vi) the period during which he has served as a director of the Company.

Class II Nominees -- Term expires 2000

     ALLAN E. BULLEY, JR. (64) Director since 1992. Chairman (since 1991) and Chief Executive Officer (since 1970) of Bulley and Andrews, a general construction firm, Chicago, Illinois.

     BIDE L. THOMAS (61) Director since 1993. Former President and Chief Operating Officer of Commonwealth Edison Company, an investor owned electric utility, Chicago, Illinois. Mr. Thomas is also a director of Northern Trust Corporation, The Northern Trust Company and R. R. Donnelley & Sons Company.

Class I (Directors) -- Term expires 1999

     WILLIAM G. BROWN (54) Director since 1990. Partner in the law firm of Bell, Boyd & Lloyd, Chicago, Illinois since 1976. Mr. Brown is also a director of Medicus Systems Corporation, Dovenmeuhle Mortgage, Inc., CFC International, Inc., and Managed Care Solutions, Inc.

     JOHN M. HARLAN (63) Director since 1995. Former Chairman and President of Harlan Electric Company (1963 - 1994).

Class III Director -- Term expires 1998

     CHARLES M. BRENNAN III (55) Director since 1986. Chairman (since 1988) and Chief Executive Officer (since 1989) of the Company. Mr. Brennan is also a director of UNR Industries, Inc. and Control Devices, Inc.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALLEN E. BULLEY, JR. AND BIDE L. THOMAS AS CLASS II DIRECTORS OF THE COMPANY.

GOVERNANCE OF THE COMPANY BY ITS BOARD OF DIRECTORS

     The bylaws of the Company require the Board of Directors to have an Audit Committee and permit the Board of Directors to designate, by resolution, other committees of the Board to have and exercise certain of the powers of the Board of Directors in the management of the business and affairs of the Company. The primary functions of the Audit Committee are to review the Company's interim and annual financial statements and the reports of its management and auditors thereon, and to report its findings and recommendations to the Board of Directors. The current members of the Audit Committee are Mr. Brown (Chairman), Mr. Bulley, Mr. Harlan, Mr. Thomas and Mr. Brennan (ex-officio). The Board of Directors has also established a Compensation Committee. The current members of the Compensation Committee are Mr. Thomas (Chairman), Mr. Brown and Mr. Bulley. The primary purposes of the Compensation Committee are to administer the Company's stock option plans and incentive plans and set the compensation of the Chief Executive Officer and other executive officers. During 1996 the Board of Directors held four meetings, the Audit Committee held two meetings and the Compensation Committee held two meetings. During 1996, each director attended all meetings of the Board of Directors and all meetings of committees of which he is a member.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not an employee of the Company or any of its subsidiaries is paid a fee of $12,000 annually plus $1,000 for each meeting of the Board of Directors or committee of the Board which he attends, with a maximum of one meeting fee payable for any calendar day.

     Under the terms of the 1993 Non-Employee Directors' Stock Option Plan ("1993 Plan") each non-employee director, upon his or her first election to the Board of Directors, receives an option to purchase 10,000 shares of Common Stock. The plan further provides that each director shall receive an option to purchase an additional 1,000 shares of Common Stock on the date each annual meeting of stockholders is held after the year in which the non-employee director was first elected to Board of Directors. The terms of the initial 10,000 share grant and of each of the subsequent 1,000 share grants are: (i) the option price shall be the average of the high and low prices of a share of common stock on the New York Stock Exchange on the date of grant; (ii) the option shall vest with respect to 25% of the shares six months after the date of grant, with respect to an additional 25% of the shares one year after the date of grant, with respect to an additional 25% of the shares two years after the date of the grant, and with respect to the final 25% of the shares three years after the date of the grant; (iii) the option shall expire ten years after the date of the grant. On December 15, 1995, the Company paid a stock dividend of one share of Common Stock for each three shares of Common Stock held by stockholders as of the record date of November 30, 1995 (the "Stock Dividend"). Under the terms of the Company's stock option plans the number of shares subject to the plans and to options granted under the plans are proportionately adjusted in the event of a stock dividend or other events described in the plans. As a result of the Stock Dividend the number of shares covered by the initial stock option grants to Messrs. Brown, Bulley, Harlan and Thomas were adjusted from 10,000 shares to 13,334 shares. The number of shares covered by grants of option on the dates of annual meetings of stockholders to Messrs. Brown, Bulley, Harlan and Thomas were increased from 1,000 shares to 1,334 shares. In both circumstances the exercise prices per share were reduced by twenty-five percent. In accordance with the terms of the 1993 Plan, as a result of the Stock Dividend, future initial grants will be in the amount of 13,334 shares and future grants on the dates of annual meetings, including the Annual Meeting, will be in the amount of 1,334 shares.

     The stockholders approved the adoption of the 1996 Non-employee Director Stock Ownership Plan ("1996 Plan") at the 1996 annual meeting of stockholders. The 1996 Plan provides that a non-employee director has the right to elect to receive his or her annual retainer in shares of restricted stock. The number of shares to be received is determined by dividing the amount of the annual retainer by the average of the closing sales prices of the Company's Common Stock on each of the ten trading days immediately preceding the date of the applicable annual meeting date, the date upon which the restricted shares are to be granted under the 1996 Plan. The restrictions lapse on the fifth anniversary date of the date of award or upon the director's earlier death, disability or retirement from the Board of Directors. In 1996, Messrs. Brown and Bulley each elected to receive his annual retainer in shares of restricted stock and each will receive shares of restricted stock in lieu of his annual retainer for the year commencing at the Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1996, the Company incurred legal fees for services rendered in the amount of $667,940 to Bell, Boyd & Lloyd of which Mr. Brown, a Director and member of the Compensation Committee, is a partner. The Company anticipates that Bell, Boyd & Lloyd will continue to provide legal services to the Company in 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 3, 1995, the Company acquired all of the issued and outstanding shares of capital stock of Harlan in accordance with the terms of the Merger Agreement for a total consideration of $19,291,097 consisting of $13,611,557 of cash, $3,737,430 in non-escrow notes and $1,942,110 in escrow notes. The non-escrow notes provided that they may be converted into shares of Common Stock at a conversion price of $12.6212 at any time after January 4, 1996 and before January 3, 2002. The escrow notes provided that they may be converted into shares of Common Stock at a conversion price of $12.6212 at any time after the expiration of the representations and warranties of Harlan under the Merger Agreement and before January 3, 2002. As a result of the Stock Dividend and in accordance with the terms of the escrow and non-escrow notes the conversion price was decreased to $9.4659. John M. Harlan and his five brothers and sisters (the "Noteholders") received all of the escrow and non-escrow notes, aggregating $5,679,540 which are convertible into shares of Common Stock under the terms of the Merger Agreement. Both the escrow and non-escrow notes are for a term of seven years with interest being paid semi-annually and the principal being repaid in three equal payments on the fifth, sixth and seventh anniversary dates of the notes respectively. The escrow and the non-escrow notes may be redeemed by the Company at any time after January 3, 2000 or at any early time with the consent of the Noteholder. To the extent provided in the Merger Agreement, the Company may setoff against the escrow notes the amount of any damages the Company may have as a result of claims related to inaccurate representations or warranties of Harlan under the Merger Agreement. In exchange for his 61,223 shares of stock of Harlan, John M. Harlan, as trustee, received cash in the amount of $989,417, a 7% convertible subordinated non-escrow note in the amount of $537,098 and a 7% convertible subordinated escrow note in the amount of $279,096.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company, their respective ages, positions held and tenure as officers are set forth below:

                                                           POSITION(S) HELD                   OFFICER OF THE
               NAME                   AGE                  WITH THE COMPANY                   COMPANY SINCE
               ----                   ---                  ----------------                   --------------
Charles M. Brennan III............    55     Chairman and Chief Executive Officer                  1988
William S. Skibitsky..............    47     President and Chief Operating Officer of the
                                             Company                                               1994
Byron D. Nelson...................    50     Senior Vice President, General Counsel and
                                             Secretary                                             1984
Elliott C. Robbins................    50     Senior Vice President, Chief Financial
                                             Officer and Treasurer                                 1984

-------------------------
(1) Mr. Skibitsky was elected President and Chief Operating Officer of the Company on July 23, 1996 and was elected President of The L. E. Myers Co. (a wholly owned subsidiary of the Company) on May 12, 1994.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table, including the footnotes set forth below and on the following page, shows for the years 1996, 1995, and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the named Executive Officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                                                       ------------------------------
                                                                              AWARDS
                                          ANNUAL COMPENSATION          --------------------   PAYOUTS
                                    --------------------------------   RESTRICTED             -------
                                                        OTHER ANNUAL     STOCK                 LTIP      ALL OTHER
         NAME AND                   SALARY     BONUS    COMPENSATION    AWARD(S)    OPTION/   PAYOUTS   COMPENSATION
    PRINCIPAL POSITION       YEAR   ($)(1)      ($)        ($)(2)         (3)       SARS(#)     ($)        ($)(4)
    ------------------       ----   ------     -----    ------------   ----------   -------   -------   ------------
Charles M. Brennan.........  1996   307,500   217,500      68,000       161,250          0                 74,833
  Chairman and               1995   300,000   193,500      69,495(5)          0     40,000                 69,546
  Chief Executive Officer    1994   250,000    99,500      69,440(5)          0          0                 64,865
William S. Skibitsky.......  1996   200,000   155,000       7,200        85,312          0                 25,834
  President and Chief        1995   163,850   102,000       8,070             0     13,334                 11,996
  Operating Officer          1994   101,540    40,000       5,352             0     33,334                 27,413(6)
Elliott C. Robbins.........  1996   153,000    67,500       6,000        56,875          0                 35,520
  Senior Vice President      1995   150,000    76,000       6,864             0     16,667                 27,757
  Treasurer and Chief        1994   135,000     5,000       6,765             0          0                 26,426
  Financial Officer
Byron D. Nelson............  1996   153,000    77,500       6,000        56,875          0                 35,514
  Senior Vice President      1995   150,000    76,000       6,862             0     16,667                 27,746
  General Counsel and        1994   130,000    50,000       6,730             0          0                 25,669
  Secretary

-------------------------
(1) Includes amounts deferred at the election of the named executive officers under the 401(k) feature of the Company's Profit Sharing and Thrift Plan.

(2) Includes automobile allowances of $600, $500, and $500 per month for Messrs. Skibitsky, Robbins, and Nelson respectively. Mr. Brennan is provided with an automobile by the Company. Includes income related to premium costs of group term life insurance in excess of $50,000 provided by the Company for 1994 and 1995. In 1996, the group term life insurance was limited to $50,000.

(3) The restrictions lapse on the 7th anniversary date of the date of grant or upon the named executive officer's earlier death, disability of retirement. The number of shares of restricted stock set forth in the table are the only shares of restricted stock granted to the named executive officers. The market value on the date of the grants to Messrs. Brennan, Skibitsky, Robbins and Nelson are $161,250, $85,312, $56,875 and $56,875 respectively.

(4) Includes: (i) the vested portion of Company contributions to the Profit Sharing and Thrift Plan and (ii) dividend equivalent payments under the Company's Stock Option and Restricted Stock Plans on stock options held by the named executive officers for all reported years. Includes amounts accrued by the Company as unfunded liabilities for Mr. Robbins and Mr. Nelson pursuant to Supplemental Retirement and Death Benefit Agreements (SRDB Agreements) with them. Under the SRDB Agreements these named executive officers are entitled, upon retirement or permanent disability, to an aggregate amount equal to two times their highest base salary (Benefit Amount) payable in 120 equal monthly installments over a period of 10 years (or, in the event of death, to their beneficiary over 15 years). The Benefit Amount is reduced by 15%, 25%, 33.33%, 40% and 45% in the event the named executive officer retires at age 64, 63, 62, 61, or 60, respectively. No benefit shall be paid in the event of the named executive officer's retirement prior to age 60.

(5) In 1991, in lieu of any other retirement not available generally to all employees, Mr. Brennan was granted an option to purchase 50,000 shares of Common Stock and borrowed the exercise price from the Company to exercise the option. Included in the amount set forth is a payment of $68,000 to Mr. Brennan which is equal to the amount of principal payment payable to the Company by Mr. Brennan on December 31, 1994, 1995 and 1996 under the terms of the promissory note evidencing the loan. Upon receipt, Mr. Brennan immediately paid these amounts to the Company as payment of the principal due on the note. The amount does not include an additional payment of $32,148 for 1996, $37,506 for 1995 and $42,549 for 1994, which is equal to the amount of interest accrued on the promissory note at the applicable Federal rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended. On December 31, 1996, December 31, 1995 and December 31, 1994 respectively, Mr. Brennan received payments equal to these amounts which he immediately paid to the Company as payment of the interest amount due on the note. There is no net income or expense effect from these interest payments since the interest income earned by the Company offsets the payment expense. (See Employment Agreement -- C. M. Brennan III)

(6) Includes $23,288 of relocation related expenses paid by the Company which expenses were associated with Mr. Skibitsky's relocation to the Chicago, Illinois area following his employment by the Company.

STOCK OPTIONS

     No named executive officer was granted a stock option or exercised a stock option during 1996. The following table contains information concerning stock options held by the named executive officers in 1996. The value of unexercised in-the-money options is calculated using the difference between the fair market value of the Common Stock at December 31, 1996 ($12 7/8 per share) and exercise price of the options.

                            FY-END OPTION/SAR VALUE

                                                                                                      VALUE OF
                                                                                     NUMBER OF       UNEXERCISED
                                                                                    UNEXERCISED     IN-THE-MONEY
                                                                                   OPTIONS/SARS     OPTIONS/SARS
                                                                                   AT FY-END(#)     AT FY-END($)
                                             NO. SHARES                            -------------    -------------
                                              ACQUIRED      DOLLAR VALUE           EXERCISABLE/     EXERCISABLE/
                  NAME                       ON EXERCISE      REALIZED             UNEXERCISABLE    UNEXERCISABLE
                  ----                       -----------    ------------           -------------    -------------
Charles M. Brennan III...................         0              $0           E       238,334         $1,782,445
                                                                              U        93,333            195,866
William S. Skibitsky.....................         0              $0           E        19,990            116,561
                                                                              U        26,667             56,667
Elliott C. Robbins.......................         0              $0           E        30,331            213,924
                                                                              U        16,334             85,818
Byron D. Nelson..........................         0              $0           E        30,331            213,924
                                                                              U        16,334             85,818

EMPLOYMENT AGREEMENT -- C. M. BRENNAN III

     The Company and Charles M. Brennan III entered into an employment agreement effective January 1, 1997 (the "Brennan Agreement") which replaced a prior agreement between the Company and Mr. Brennan which expired December 31, 1996. The initial term of the Brennan agreement is from January 1, 1997 through December 31, 1997 and the agreement will renew automatically for successive one year terms thereafter unless terminated in accordance with the terms of the agreement. The Brennan Agreement provides that the Company shall employ Mr. Brennan as Chairman and Chief Executive Officer at a base compensation per year of not less than $312,500. The Agreement provides that Mr. Brennan is entitled to receive an incentive bonus in accordance with the terms of any incentive compensation plan which may exist form to time during the term of the Brennan Agreement.

     The Brennan Agreement further provides that, upon termination of employment for certain defined reasons set forth in the Brennan Agreement, Mr. Brennan (or his estate) will receive amount equal to from one to two times his annual base salary plus an amount equal to from one to two times his annual incentive amount determined on the basis of the Company having achieved 100% of its financial goals. The amounts of these payments are determined based upon the reason for the Termination of Mr. Brennan's employment. In addition, all stock options and restricted stock grants to Mr. Brennan shall become fully vested and the amount of remaining indebtedness, if any, of Mr. Brennan to the Company described under the heading "Indebtedness of Management" shall be forgiven.

INDEBTEDNESS OF MANAGEMENT

     During 1991, the Board of Directors granted to Mr. Brennan, in lieu of any retirement benefit generally not available to all salaried employees, a stock option to purchase 50,000 shares of Common Stock under the Company's 1990 Stock Option Plan (the "Brennan Option") and the Board of Directors provided Mr. Brennan a cash grant of $731,500 restricted in its use to the exercise of the Brennan Option under the terms of a five (5) year employment agreement between the Company and Mr. Brennan. As part of the Brennan Agreement, the Company agreed to lend $680,000 to Mr. Brennan and to provide him a cash grant of $51,500 upon execution of the Brennan Agreement. Mr. Brennan used the proceeds of the loan and the $51,500 to return to the Company the $731,500 previously received by him and used for the exercise of the stock option. The loan of $680,000 is evidenced by a promissory note delivered to the Company by Mr. Brennan and is payable in equal installments of $68,000 (plus interest thereon at the applicable Federal rate under Section 1274(d) of the Internal Revenue Code of 1986) on December 31 of each year commencing on December 31, 1992 and thereafter through December 31, 2001. The promissory note is secured by shares of Common Stock. As of January 1, 1997, the remaining principal on the note is $340,000. The Brennan Agreement provides that Mr. Brennan is entitled to receive, on December 31 on each of the years 1992 through 1996, a payment in an amount equal to the principal and interest payment due to the Company from Mr. Brennan for such years under the above described promissory note. The Brennan Agreement provides that, in the event Mr. Brennan's employment terminates as a result of his death or disability, the Company will forgive all remaining unpaid principal and interest under the promissory note described above.

     On July 24, 1994, the Company made a loan to William S. Skibitsky and his wife in the amount of $150,000 to assist them in the purchase of a home in the Chicago area. The loan was evidenced by a promissory note dated July 24, 1994 executed by Mr. and Mrs. Skibitsky. On August 10, 1995 the promissory note was replaced with a new promissory note secured by a second mortgage deed on real property owned by Mr. and Mrs. Skibitsky in Avon, Connecticut. The terms of the note provide that the principal is due and payable five working days following the sale of the property or on August 10, 1997, whichever first occurs.

                      REPORT OF THE COMPENSATION COMMITTEE

     In 1994, the Board of Directors established a Compensation Committee (the "Committee") which consists of Mr. Thomas (Chairman), Mr. Brown and Mr. Bulley. The Committee administers the Company's stock option and restricted stock plans and the Company's Management Incentive Plan (MIP). The Compensation Committee also sets the compensation of the Chief Executive Officer and the other named executive officers of the Company. The purpose of the overall compensation program is to attract and incent key management personnel. The principal components of the compensation of the Chief Executive Officer and the other named executive officers are base salary, short term incentive awards under the Company's MIP, and long term incentives under the Company's Stock Plans.

     The Committee's bases its decisions regarding compensation of the Chief Executive Officer are based on the philosophy that a significant portion of his compensation must be determined by the performance of the Company against its business plan. It believes generally that base salaries should be competitive within the industries in which the Company conducts its business and should be within the range of mean and mid-points for comparable positions as determined by various industry compensation analysts and studies. In addition, incentive compensation awards and stock options should provide an opportunity based upon performance for the Chief Executive Officer, Executive Officers and other key management personnel to earn additional compensation which would place them in the upper quartile of compensation ranges for comparable positions within those industries.

     The MIP, adopted by the Board of Directors in 1995, provides that the Chief Executive Officer, the other named Executive Officers, and certain other key management personnel are eligible for an award for each calendar year in which the Company achieves at least 75% of its planned earnings per share goal for the year. This minimum performance requirement may be amended, from time to time, by the Board of Directors. Awards may be granted to all, some, or none of the aforementioned eligible participants and may vary from 10% to 150% of the individual's base salary. The amount of the award for the Chief Executive Officer is determined by the Committee based upon an evaluation of the Company's performance against its business plan and the Committee's overall evaluation of the Chief Executive Officer's performance against objectives. In addition to the evaluation of the Company's overall performance against plan, the amount of the awards for the other named executive officers who are responsible for divisions of the Company's operations are determined by the Committee based upon an evaluation of each such Executive Officer's division's performance compared to its business plan revenues, contract margins and operating income. The Committee also considers in its determination of awards, the evaluation of performance against certain other specific goals, such as safety, an element of which is measured by a reduction in lost time accidents, established at the time of the business plans for the year are finalized, and the evaluation of the executive officer's overall performance in his position. Awards for Executive Officers who are not responsible for division operations are determined by the Committee based upon the Company's overall financial performance against its business plan in the same manner as for the Chief Executive Officer and an evaluation of such Executive Officer's overall performance in his or her position, considering the responsibilities of such executive officer. The Board of Directors may grant discretionary awards notwithstanding the terms of the MIP. Awards, to the named Executive Officers under the MIP for 1994, 1995. and 1996 are set forth in the Summary Compensation Table.

     The Company utilizes stock option and restricted stock grants as longer term compensation vehicles. The Committee believes that significant linkage between the compensation of the Chief Executive Officer, the named executive officers and key management personnel and the maximization of stockholder wealth through appreciation in the value of Common Stock is created through the use of stock option and restricted stock grants. Options are generally priced at the fair market value of the underlying stock on the date of the grant and vest incrementally over four to five years. Restricted stock grants vest on a schedule determined by the Committee. In 1996 restricted stock grants totaled 45,000 shares. The restrictions lapse seven years from the date of grant. Of this total, Mr. Brennan was granted 15,000 shares of restricted stock. The Committee believes the incremental vesting of options and extended periods for restrictions to lapse on grants of restricted stock provide a longer term incentive to its executive officers thereby providing a compensation vehicle by which to retain successful managers.

                                          COMPENSATION COMMITTEE
                                          Bide L. Thomas, Chairman
                                          William G. Brown
                                          Allan E. Bulley, Jr.

PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                  AMONG MYR GROUP INC., THE NYSE MARKET INDEX
             THE DOW JONES HEAVY CONSTRUCTION INDUSTRY GROUP INDEX

                               PERFORMANCE GRAPH

                    COMPANY                        1991     1992      1993      1994      1995      1996
                    -------                        ----     ----      ----      ----      ----      ----
MYR Group Inc..................................    100     103.49     73.74     75.18    100.81    124.45
DJHCI Index....................................    100     100.07    103.94     94.74    124.31    128.39
NYSE Market Index..............................    100     104.70    118.88    116.57    151.15    182.08

     The above graph compares the performance of MYR Group Inc. with that of the New York Stock Exchange Market Index and the Dow Jones Heavy Construction Industry Group Index (DJHCI) which is a published industry index. The companies which comprise the Dow Jones Heavy Construction Industry Group are: Abrams Industries, Inc.; Ameron International Corp.; Astec Industries; Guy F. Atkinson Company; Michael Baker Corporation; Banister Foundation, Inc.; Blount International (A); Champion Road Machinery; Costa Rica International Inc.; Devcon International CP; Dycom Industries Inc.; Emcor Group Inc.; Empresas ICA Sociedad; Fluor Corporation; Foster Wheeler Corporation; Gencor Industries Inc.; Gilbert Associates Inc.; Goldfield Corporation; Graham Corporation; Granite Construction Inc.; Grupo Mex Desarrollo L.; Grupo Tribasa AS DE CV; Huntway Partners (L.P.); Insituform East, Inc.; Insituform Technologies CL (A); Jacobs Engineering Group; JLG Industries, Inc.; Meadow Valley Corporation; Morrison Knudsen Corporation; MYR Group Inc.; OLS Asia Holding Ltd. ADR; Porter McLeod National; Randers Group Inc.; Rexworks Inc.; Robertson-CECO Corporation; Specialty Teleconstruct; Stone and Webster; STV Group; Thermo Ecotek Corporation; TRC Companies, Inc.; Turner Corporation; U.S. Bridge of NY Inc. and Zurn Industries.

     The comparison of total return on investment based upon the changes in year end price plus reinvested dividends for each period is calculated assuming $100 was invested on January 1, 1991 in MYR Group Inc., the companies which comprise the NYSE Market Index and the companies which comprise the DJHCI. For the NYSE and the DJHCI comparison, the assumed investment is based upon a market weighted calculation.
-------------------------
     In accordance with the rules of the Securities and Exchange Commission, the information included under the captions "Report of the Compensation Committee" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT

     The table set forth below contains information as of March 1, 1997 concerning beneficial ownership of Common Stock by directors, named executive officers, all directors and executive officers as a group.

                                                                SHARES         EXERCISABLE       PERCENTAGE
                                                             BENEFICIALLY         STOCK         OF THE SHARES
                                                                OWNED            OPTIONS         OUTSTANDING
                                                             ------------      -----------      -------------
Charles M. Brennan III...................................      538,666           238,334            22.3
William G. Brown.........................................       67,804            15,333             2.5
Allan E. Bulley, Jr. ....................................       17,135            15,333             1.0
John M. Harlan...........................................            0            67,073(1)          2.0
Bide L. Thomas...........................................        2,000            15,333             0.5
William S. Skibitsky.....................................        7,500            19,999             0.8
Elliott C. Robbins.......................................       21,799            30,331             1.6
Byron D. Nelson..........................................       21,666            30,331             1.6
All directors and executive officers.....................      676,570           437,066            30.2

-------------------------
(1) Includes a conversion right for 56,740 shares under the non-escrow notes described in "Certain Relationships and Related Transactions".

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below, including the footnotes set forth below, is information as of December 31, 1996 concerning other principal stockholders known to the Company to own beneficially more than five percent of the Company's outstanding shares of Common Stock.

                                                                   SHARES        PERCENTAGE
                                                                BENEFICIALLY    OF THE SHARES
                                                                   OWNED         OUTSTANDING
                                                                ------------    -------------
Heartland Advisors, Inc. ...................................      470,500           14.5
790 N. Milwaukee St.
Milwaukee, WI 53202
T. Rowe Price Associates, Inc.(1)...........................      260,000            8.0
P.O. Box 89000
Baltimore, MD 21289-1009
Kennedy Capital Management, Inc. ...........................      205,732            6.3
10829 Olive Blvd.
St. Louis, MO 63141-7739
Dimensional Fund Advisors Inc.(2)...........................      194,484            6.0
1299 Ocean Avenue
Santa Monica, CA 90401

-------------------------
(1) These securities are owned by various individual and institutional investors including T. R. Price Small Cap Value Fund, Inc. (which owns 260,000, representing 8.0% of the shares outstanding) which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of reporting requirements the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates disclaims that it is, in fact, the beneficial owner of such securities.

(2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 194,484 shares of MYR Group Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                               OTHER INFORMATION

FINANCIAL STATEMENTS AND AUDITORS

     Stockholders are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 for financial and other information about the Company, but the report is not incorporated in this statement and is not deemed to be a part of the proxy soliciting material.

     Deloitte & Touche LLP was the Company's auditor for 1996. The Board of Directors has not selected the Company's auditors for 1997. Auditors will be selected by the Board upon a recommendation by the Audit Committee. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. He will have the opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

     Proposals specified in the Company's proxy materials. Any proposal which a stockholder wishes to have considered by the Company for inclusion in the proxy materials of the Board of Directors for the 1998 annual meeting of stockholders should be sent to the Secretary of the Company in writing and must be received before December 31, 1997.

     Proposals otherwise properly brought before a meeting. Stockholders wishing to present proposals for action at a meeting of the Company's stockholders must do so in accordance with the Company's bylaws. A stockholder must give timely notice of the proposed business to the Secretary of the Company. To be timely, a stockholder's notice must be in writing, delivered to or mailed, postage prepaid, to and received by the Secretary of the Company not less than 45 days nor more than 60 days prior to the meeting, provided, however, that if less than 50 days' notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder, to be timely, must be received by the Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or public disclosure was made. For each matter the stockholder proposes to bring before the meeting, the notice to the Secretary must include: (i) a brief description of the business desired to be brought before the meeting; (ii) the name and address of the stockholder proposing the business; (iii) the class and number of shares of the Company which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

     The Chairman of the meeting may, if the facts warrant, determine and declare that business was not properly brought before the meeting in accordance with the Company's bylaws. If the Chairman does so, the business shall not be transacted.

STOCKHOLDER NOMINATIONS FOR DIRECTOR

     Nominations specified in the Company's proxy materials. The Board of Directors will consider any candidate recommended by a stockholder of the Company for nomination as a director for election at the 1998 annual meeting of stockholders provided that written notice of such recommendation is received by the Secretary of the Company before December 31, 1997. The notice is required to set forth: (i) the name and address of the stockholder making the recommendation; (ii) the name, age, business address and, if known, residence address of each proposed nominee; (iii) the principal occupation or employment of each proposed nominee and other relevant biographical information concerning the proposed nominee; (iv) a detailed statement of the proposed nominee's qualifications; (v) the number of shares of stock of the Company which are beneficially owned by each proposed nominee and by the stockholder making the recommendation; (vi) a description of all arrangements or understandings between the stockholder making the recommendation and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the proposed nomination or nominations are to be made; (vii) any other information concerning the proposed nominee that must be disclosed with respect to nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (viii) the executed consent of each proposed nominee to serve as a director of the Company if nominated and elected.

     Nominations to be made directly by a stockholder at a meeting. In accordance with the Company's bylaws, stockholders wishing to directly nominate candidates for the Board of Directors must do so in writing, delivered to or mailed, postage prepaid, to and received by the Secretary of the Company not less than 45 days or more than 60 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 50 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the nomination must be received by the Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice is required to set forth: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company which are beneficially owned by each nominee and by the nominating stockholder; (v) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made; (vi) any other information concerning the nominee that must be disclosed with respect to nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (vii) the executed consent of each nominee to serve as a director of the Company if elected.

     The Chairman of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the Chairman does so, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Byron D. Nelson
                                          Secretary

Three Continental Towers
1701 West Golf Road, Suite 1012
Rolling Meadows, Illinois 60008

PROXY                        MYR GROUP INC.                                PROXY
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 12, 1997



The stockholder(s) of MYR Group, Inc. signing and dating such signature(s) on the reverse side hereof (the "STOCKHOLDER(S)") hereby appoint Charles M.
Brennan III, Byron D. Nelson and Elliott C. Robbins proxies, with full authority, which may be exercised by any one or more of them, with power of substitution, to vote and act for the STOCKHOLDER(S) at the Annual Meeting of Stockholders to be held at the Meadows Corporate Center, English Room, 2850 West Golf Road, Rolling Meadows, Illinois, 60008 at 10:00 a.m. on Monday, May 12, 1997, and at any adjournment thereof, as designated on the reverse side hereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

/ / Check here for address change      / / Check here if you plan to attend the
                                           meeting



New Address
           -------------------------

           -------------------------

           -------------------------



                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                                                          MYR GROUP INC.

                            PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY    [X]



                                                                     For all
                                                    For   Withheld    Except
1. ELECTION OF CLASS I DIRECTORS.                    / /    / /        / /      ---------------------------------
   Nominees:      Allan E. Bulley, Jr.                                                   Nominee Exception
                  Bide L. Thomas


THE BOARD OF DIRECTORS RECOMMENDS
VOTING FOR THE ELECTION OF
MR. BULLEY AND MR. THOMAS

                                                                          The undersigned acknowledges receipt of the Notice of
                                                                          Annual Meeting of Stockholders and the Proxy Statement.

                                                                          Dated:___________________________, 1997

                                                                          _________________________________________________

                                                                          _________________________________________________
                                                                                            SIGNATURE(S)

                                                                          PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. JOINT OWNERS
                                                                          SHOULD EACH SIGN PERSONALLY. WHERE APPLICABLE, INDICATE
                                                                          YOUR OFFICIAL POSITION OR REPRESENTATION CAPACITY.